EXHIBIT 4.110
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 2 DECEMBER 2009
CLOSURE SYSTEMS INTERNATIONAL B.V.
AS THE CHARGOR
IN FAVOUR OF
THE BANK OF NEW YORK MELLON
AS THE COLLATERAL AGENT

SECURITY OVER SHARES AGREEMENT

THIS AGREEMENT is made by way of deed on 2 December 2009
BETWEEN
(1)	CLOSURE SYSTEMS INTERNATIONAL B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, Chamber of Commerce registration number 34291082 (the “Chargor”); and

(2)	BANK OF NEW YORK MELLON as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”).
RECITALS:
(A)	Further to the Credit Agreement (as defined below) certain lenders and financial institutions agree to make available to the borrowers therein certain facilities (the “Facilities”) on the terms set out in the Credit Agreement.

(B)	Further to the Senior Secured Note Indenture (as defined below), the Issuers (as defined below) intend to issue certain notes (the “Notes”).

(C)	The Chargor intends to provide security in respect of the Facilities and the Notes.

(D)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(E)	The Collateral Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

“Additional Agreement” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Charged Portfolio” means the Shares and the Related Assets.

“CLP” means the Conveyancing and Law of Property Act (Cap. 220) of the British Virgin Islands.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law.

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 11 (Delegation) of this Agreement.

“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Portfolio and that term will include any appointee made under a joint and/or several appointment.

“Related Assets” means all dividends, interest and other monies at any time payable at any time in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

“Secured Liabilities” means, subject to the proviso below, all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities, provided always that no obligations shall be included in this definition of “Secured Liabilities” to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Secured Liabilities”, would not constitute a violation of the Prohibition.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“Shares” means all of the shares in the capital of CSI Latin American Holdings Corporation, a company incorporated under the laws of the British Virgin Islands with company number 146057 and with a registered office at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands held by, to the order or on behalf of the Chargor at any time.

1.2	Terms defined in the First Lien Intercreditor Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.

1.3	Construction

(a)	The rules of interpretation contained in the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in such Clauses to the First Lien Intercreditor Agreement were a reference to this Agreement or such notice; and

(b)	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

2.	COVENANT TO PAY AND CHARGE

2.1	Covenant to Pay

The Chargor covenants with the Collateral Agent that it shall discharge each of the Secured Liabilities on their due date in accordance with their respective terms.

2.2	Further advances

(a)	Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(b)	Subject to the terms of the Loan Documents, each Issuer may issue further Notes (as defined in the Senior Secured Notes Indenture) to the Loan Parties and that obligation will be deemed to be incorporated into this Agreement as if set out in this Agreement.

2.3	Charge

The Chargor charges the Charged Portfolio by way of first fixed charge, in favour of the Collateral Agent, as continuing security for the payment and discharge of the Secured Liabilities.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS AND RELEASE

3.1	Deliverables

The Chargor shall, on the date of this Agreement, deliver, or cause to be delivered, to the Collateral Agent:
(a)	a duly executed, undated instrument of transfer in writing in respect of the Shares in favour of the Collateral Agent or its nominees substantially in the form set out in Schedule 1;
(b)	all share certificates representing the Shares;
(c)	an executed but undated irrevocable proxy made in respect of the Shares in favour of the Collateral Agent in respect of all general meetings of CSI Latin American Holdings Corporation substantially in the form set out in Schedule 2;
(d)	executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors and officers of CSI Latin American Holdings Corporation substantially in the form set out in Schedule 3; and
(e)	an undertaking from CSI Latin American Holdings Corporation to register transfers of the Shares to the Collateral Agent or its nominee substantially in the form set out in Schedule 4.

3.2	Change of Director

The Chargor will deliver, or cause to be delivered, to the Collateral Agent promptly on the appointment of any director, alternate director or officer of CSI Latin American Holdings Corporation, the letters referred to in Clause 3.1(d) (Deliverables) above in respect of that director, alternate director or officer.

3.3	Related Assets

The Chargor shall, promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares, procure the delivery to the Collateral Agent of (a) all certificates and other documents of title representing such items and (b) such duly executed blank stock transfer forms or other instruments of transfer in respect thereof as the Collateral Agent may reasonably request.

3.4	Dating of Documents

The Collateral Agent shall not be entitled to date and complete the undated documents delivered pursuant to Clauses 3.1 (Deliverables) to 3.3 (Related Assets) above unless the security created by or pursuant to this Agreement is enforceable in accordance with Clause 8 (Security Enforcement).

3.5	Release

The security constituted by this Agreement shall be released, reassigned and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under British Virgin Islands law).
4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends before an Enforcement Event

If an Enforcement Event is not continuing, the Chargor shall:
(a)	be entitled to all dividends, interest and other monies or distributions arising from the Charged Portfolio to the extent the same are permitted to be paid under the Principal Finance Documents; and

(b)	be entitled to exercise all voting rights in relation to the Charged Portfolio provided that the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Shares or (b) increase in the issued share capital of CSI Latin American Holdings Corporation, which would adversely affect the validity or enforceability of the security created by this Agreement or which would cause the occurrence of an Enforcement Event.
4.2	Voting rights and dividends after an Enforcement Event

If an Enforcement Event has occurred and is continuing, the Collateral Agent may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):
(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from the Charged Portfolio in accordance with Clause 13 (Application of Proceeds);

(c)	transfer the Charged Portfolio into the name of the Collateral Agent or such nominee(s) of the Collateral Agent as it shall require; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including the right, in relation to CSI Latin American Holdings Corporation to concur or participate in:
(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),
(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities, and
(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities, in each case in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.
5.	CHARGOR’S UNDERTAKINGS

Undertakings

(a)	Disposals and Negative pledge

Unless permitted by this Agreement or the Principal Finance Documents, the Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and will not create or permit to subsist any security interest on any part of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio, in each case without the consent of the Collateral Agent (acting on the instructions of the Applicable Representative).

(b)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment (of which the Collateral Agent has actual knowledge) the Collateral Agent may (but shall not be obliged to) make that payment on behalf of the Chargor and any sums so paid by the Collateral Agent shall be reimbursed by the Chargor promptly following demand together with interest on those sums. Such interest shall be calculated from the date of payment by the Collateral Agent until reimbursed (after, as well as before, judgment) in accordance with Clause 12.2 (Interest on Demands), provided that the Collateral Agent shall not be required to make any such payment on behalf of the Chargor unless and until it shall have been (a) instructed to do so by the Applicable Representative; and (b) indemnified and/or secured and/or pre-funded to its satisfaction.

6.	FURTHER ASSURANCE

6.1	Covenant for Further Assurance

(a)	Subject to the Agreed Security Principles, the Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s) or Delegate) for the purposes of (a) exercising the Collateral Rights or perfecting the Lien created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law; and/or (b) to facilitate the realisation of the Charged Portfolio in each case in accordance with the rights vested in it under this Agreement.

(b)	Subject to the Agreed Security Principles, the Chargor shall as soon as reasonably practicable after the accrual, offer or issue of any Shares use reasonable endeavours to (a) procure the entry in the share register of CSI Latin American Holdings Corporation pursuant to section 66(8) of the BVIBCA of the details of this Agreement, (b) have CSI Latin American Holdings Corporation submit its share register for registration by the Registrar of Corporate Affairs pursuant to section 231 of the BVIBCA and (c) have CSI Latin American Holdings Corporation not amend the same or inform the Registrar of Corporate Affairs that it ceases to register any changes in the register, without the consent of the Collateral Agent. The Chargor shall use reasonable endeavours to procure that CSI Latin American Holdings Corporation provides to the Collateral Agent a copy of its annotated share register, stamped by the Registrar of Corporate Affairs and certified as a true copy by its registered agent, as soon as reasonably practicable after the registration of such with the Registrar of Corporate Affairs.

6.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1 (Covenant for Further Assurance):
(a)	the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)	the Chargor will at its own cost do all that it reasonably can to give the Collateral Agent or its nominee or Delegate the title and/or rights that it purports to give.

7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Chargor by this Agreement or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio);

(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this Clause 7.1 if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this Clause 7.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

7.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

(a)	Any remedies referred to in Section 66 of the BVI Business Companies Act 2004, including the right to sell the shares and the right to appoint a receiver to vote the shares, receive distributions, and exercise any other rights in respect of the shares, shall not be exercisable upon the occurrence of an Enforcement Event and while it is continuing until:
(i)	a default has occurred and has continued for a period of not less than one hour; and

(ii)	the default has not been rectified within one hour from service of a notice specifying the default and requiring rectification thereof.
(b)	Nothing in this clause or section 66(7) of the BVIBCA shall limit the exercise by the Collateral Agent of concurrent rights of the Collateral Agent relating to this Agreement arising under the BVIBCA, the common law or the express terms of this Agreement.

(c)	If an Enforcement Event has occurred and is continuing or if a petition or application is presented for the making of an administration order in relation to the Chargor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Agreement is immediately enforceable and the Collateral Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion or shall, if so instructed by the Applicable Representative:
(i)	secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Collateral Agent or its nominees);

(ii)	enforce all or any part of the Lien created by this Agreement (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and

(iii)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the CLP (as varied or extended by this Agreement) on mortgagees and by this Agreement on any Receiver or otherwise conferred by law on mortgagees or Receivers.
8.2	Power of sale

(a)	The power of sale or other disposal conferred on the Collateral Agent and on any Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 38 of the CLP and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Agreement.

(b)	No restrictions contained in the CLP shall apply to this Agreement or to the exercise by the Collateral Agent of its right to consolidate all or any of the Lien created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale, which powers may be exercised by the Collateral Agent without notice to the Chargor if an Enforcement Event has occurred and is continuing.

8.3	Chargee’s liability

Neither the Collateral Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect, default or omission of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

8.4	Statutory powers

The powers conferred by this Agreement on the Collateral Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the CLP, the Insolvency Act 2003 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.

9.	RECEIVERS AND ADMINISTRATORS

9.1	Appointment and removal

At any time after having been requested to do so by the Chargor or if the security created by this Agreement is enforceable in accordance with Clause 8 (Security Enforcement), the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Chargor:
(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	remove (so far as it is lawfully able) any Receiver so appointed;

(c)	appoint another person(s) as an additional or replacement Receiver(s); and

(d)	appoint one or more persons to be an administrator of the Chargor.
9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:
(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the CLP).

9.3	Statutory powers of appointment
The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the CLP (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Charged Portfolio. To the maximum extent permitted by law, no restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 46 of the CLP) applies to this Agreement.

9.4	Powers of Receivers
Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
(a)	all the powers conferred by the CLP on mortgagors and on mortgagees in possession and on receivers appointed under that Act;
(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 2003 of the British Virgin Islands (whether or not the Receiver is an administrative receiver);
(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;
(d)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Principal Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and
(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:
(i)	any of the functions, powers, authorities or discretions conferred on or vested in him; or

(ii)	the exercise of the Collateral Rights (including realisation of all or any part of the Charged Portfolio); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.
9.5	Consideration

The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.6	Protection of purchasers

No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

9.7	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any other Secured Party may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Agreement.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

10.4	No liability

None of the Collateral Agent, its nominee(s) or any Receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except to the extent provided in the Principal Finance Documents.

10.5	Implied Covenants for Title

(a)	The obligations of the Chargor under this Agreement shall be in addition to the covenants for title deemed to be included in this Agreement by virtue of section 27(1) of the CLP.

(b)	It shall be implied in respect of Clause 2.3 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

10.6	Continuing Lien

(a)	The Lien from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Collateral Agent.

(b)	No part of the security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.

10.7	Immediate recourse

The Chargor waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

10.8	Avoidance of Payments

Notwithstanding Clause 3.5 (Release) if the Collateral Agent considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

10.9	Waiver of defences

The obligations of the Chargor under this Agreement and the Collateral Rights will not be affected by any act, omission, matter or thing which, but for this Clause 10.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Lien and whether or not known to the Chargor or the Collateral Agent or any Secured Party including:
(a)	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

(b)	the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over assets of, any Loan Party or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other Lien;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, any Loan Party or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of Loan Document or any document or security or of the Secured Liabilities;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured Liabilities; or

(g)	any insolvency or similar proceedings.
11.	DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by British Virgin Islands law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

12.	INDEMNITY AND INTEREST

12.1	Indemnity

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Portfolio.

12.2	Interest on Demands

Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Chargor fails to pay under this Agreement.

12.3	Payments Free Of Deduction

Section 2.20 (Taxes) of the Credit Agreement applies to this Agreement, save that, for the purposes of this Agreement only, the references in Section 2.20 (Taxes) of the Credit Agreement to “a Loan Party”, “that Loan Party” and “Each Loan Party” shall be replaced with “the Chargor”.

13.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the CLP) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement.

14.	OTHER LIEN

14.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien in case of exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Agreement the Collateral Agent may redeem such prior Lien or procure the transfer thereof to itself.

14.2	Accounts

The Collateral Agent may settle and pass the accounts of the prior Lien and any accounts so settled and passed will be conclusive and binding on the Chargor.

14.3	Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Collateral Agent on demand together with accrued interest thereon as well as before judgment at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

14.4	Subsequent Interests

If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the Secured Parties at any time receives notice or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Portfolio or any assignment or transfer of the Charged Portfolio which in either case is prohibited by the terms of this Agreement or the Principal Finance Documents, all payments made by the Chargor to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received notice.

15.	SUSPENSE ACCOUNTS AND CURRENCY INDEMNITY

15.1	Suspense Accounts

All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit (acting on the instructions of the Applicable Representative) pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Liabilities and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

15.2	Currency Indemnity
(a)	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provides otherwise.

(b)	If any Secured Liabilities is received from the Chargor in a currency (“first currency”) other than the currency (“second currency”) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

(c)	Subject to Section 9.05 of the Credit Agreement and the terms of the Principal Finance Documents, the Chargor indemnifies each Secured Party against:
(i)	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to 15.2(b) above being less than the amount due; and

(ii)	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Chargor.
(d)	The Chargor shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.
16.	ASSIGNMENT

16.1	Permitted Successors

The Collateral Agent may assign and transfer all or any of its rights and obligations under this Agreement to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

16.2	Collateral Agent Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

16.3	Disclosure

Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

17.	WAIVERS AND COUNTERPARTS

17.1	Waivers

No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.

17.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	LAW

This Agreement and all matters arising from or connected with it are governed by British Virgin Islands law.

19.	ENFORCEMENT

19.1	Jurisdiction of British Virgin Islands Courts

(a)	The courts of the British Virgin Islands have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) or any non-contractual obligations arising out of or in connection with this Agreement.

(b)	The parties agree that the courts of the British Virgin Islands are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	This Clause 19 (Enforcement) is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 19.1(a), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

19.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(a)	irrevocably appoints CSI Latin American Holdings Corporation as its agent for service of process in relation to any proceedings before the British Virgin Islands courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.
THIS AGREEMENT has been signed on behalf of the Collateral Agent and executed as a deed by the Chargor and is delivered by it on the date specified above.

SCHEDULE 1
SHARE TRANSFER FORM
CSI LATIN AMERICAN HOLDINGS CORPORATION
(the “Company”)
For fair and valuable consideration, the adequacy of which is hereby acknowledged, the undersigned does hereby consent to the transfer of shares in the Company as follows:

Name of transferor

Number and type of shares

Par value of each share

Signed by the behalf of Transferor
Name:
Title:
Date:

The undersigned does hereby agree to accept the above shares subject to the provisions of the Memorandum and Articles of Association of the Company.

Name of transferee

Address of transferee

Signed on behalf of Transferee
Name:

SCHEDULE 2
IRREVOCABLE PROXY
We, CLOSURE SYSTEMS INTERNATIONAL B.V. of Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands (the “Shareholder”) being the holder of 889,282 issued shares in CSI LATIN AMERCIAN HOLDINGS CORPORATION, a British Virgin Islands business company (the “Company”) hereby appoint(s) each and every director and officer from time to time of THE BANK OF NEW YORK MELLON (the “Proxy Holders”) as the true and lawful attorney, representative pursuant to section 82(5) of the BVI Business Companies Act, 2004 of the British Virgin Islands, and proxy of the Shareholder for and in the Shareholder’s name, place and stead to attend all meetings of the shareholders of the Company and to vote any and all shares in the Company at the time standing in the Shareholder’s name and to exercise all consensual rights in respect of such shares (including, without limitation, giving or withholding written consents of shareholders and calling special general meetings of shareholders) if an Enforcement Event (as defined in the Share Charge (as defined below)) has occurred and is continuing.
The Shareholder hereby affirms that this proxy is given pursuant to Clause 3.1(c) of the share charge granted by the Shareholder to The Bank of New York Mellon on or about [#] 2009 (the “Share Charge”). THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE unless released in accordance with the terms of the Share Charge.
The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that any Proxy Holder may lawfully do or cause to be done by virtue hereof.
If at any time this proxy shall or for some reason be ineffective or unenforceable or fails to provide The Bank of New York Mellon with the rights or the control over the Shareholder’s shares in the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides The Bank of New York Mellon with substantially the same control over the Company as contemplated herein. This irrevocable proxy shall be governed by the laws of the British Virgin Islands in relation to the matter contained herein.

Executed and Delivered as a Deed

This day of , 2009

for CLOSURE SYSTEMS	)

INTERNATIONAL B.V.	)

SCHEDULE 3
LETTER OF RESIGNATION AND RELEASE
To:	CSI Latin American Holdings Corporation Romasco Place Wickhams Cay 1 PO Box 3140 Road Town Tortola British Virgin Islands (the “Company”)
Dear Sirs,
Security over Shares Agreement dated [#] 2009 between Closure Systems International B.V. as Chargor and The Bank of New York Mellon as Collateral Agent (the “Share Charge”) in respect of the shares in CSI Latin American Holdings Corporation (the “Company”).
Upon the security constituted by the Share Charge being enforceable in accordance with its terms, I, [name of director/officer], hereby resign from my position as [director/officer] of the Company with effect from the date of this letter.
Date:
[name of director/officer]

To: The Bank of New York Mellon
[Date]
Dear Sirs
Security over Shares Agreement dated [#] 2009 between Closure Systems International B.V. as Chargor and The Bank of New York Mellon as Collateral Agent (the “Share Charge”) in respect of the shares in CSI Latin American Holdings Corporation (the “Company”).
Upon the security constituted by the Share Charge being enforceable in accordance with its terms, I, [name of director/officer], hereby authorise any officer or agent of The Bank of New York Mellon at any time to date and submit the attached letter of resignation on my behalf.
Yours faithfully
_________________________________________________
Signature

SCHEDULE 4
UNDERTAKING
CSI LATIN AMERICAN HOLDINGS CORPORATION (the “Company”) hereby irrevocably UNDERTAKES and COVENANTS with THE BANK OF NEW YORK MELLON (the “Transferee”) to register all transfers of Shares submitted to the Company for registration by the Transferee pursuant to the due exercise of rights under the Share Charge (as defined below) upon the security constituted by the Share Charge being enforceable in accordance with its terms as soon as practical following the submission of such transfers.
This Undertaking is given pursuant to Clause 3.1(e) of the Share Charge (the “Share Charge”) dated [#] 2009 between CLOSURE SYSTEMS INTERNATIONAL B.V. and the Transferee, and any capitalised terms used herein and not otherwise defined herein shall have the meanings given such terms in the Share Charge.
EXECUTED AS A DEED on behalf of the Company on [#] 2009.
_________________________________________________
Director

EXECUTION PAGE FOR
SECURITY OVER SHARES AGREEMENT
Chargor

EXECUTED AS A DEED by CLOSURE	)
SYSTEMS INTERNATIONAL B.V.	)
acting by	)
)
/s/ MARK DUNKLEY	)
and by	)
)
/s/ PHILIP WEST	)
Collateral Agent
THE BANK OF NEW YORK MELLON

By:	/s/ MAKSIM GENKIN

Name:	MAKSIM GENKIN

Address:	101 BARCLAY STREET, 4E, NY NY, 10286

Fax:	212-815-5366

Attention:	INTL. CORPORATE TRUST